                                                                       Exhibit 4


                         THE PROMUS COMPANIES INCORPORATED

                             1990 RESTRICTED STOCK PLAN


     1. PURPOSE. The purpose of The Promus Companies Incorporated 1990 Restricted Stock Plan (the "Plan") is to advance the interests of The Promus Companies Incorporated, a Delaware corporation ("Promus"), and its subsidiaries (the "Company") by awarding restricted shares of the common stock of Promus, par value $1.50 per share ("Common Stock"), to key employees of the Company who make significant contributions to the Company. The Company intends that the Plan will closely associate the interests of key employees with those of Promus's stockholders and will facilitate securing, retaining and motivating key employees of high caliber and potential.

     2.     ADMINISTRATION

            (a) COMMITTEE. The Plan shall be administered by the Human Resources Committee (the "Committee") of the Board of Directors (the "Board") of Promus. No person shall be appointed to the Committee (i) who is (or has been during the one-year period prior to such appointment) eligible to receive an award under the Plan (except as specifically provided under Section 4(b) and (c)) or any other stock, stock option or stock appreciation right plan of the Company, other than a plan or provision of a plan specifically developed for, or made available to, members of the Board who are not employees and which otherwise complies with subsection (b)(1)(iii) of Rule 16b-3 ("Rule 16b-3") under Section 16 ("Section 16") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision; or (ii) who has received an award under the Plan (except for the award specifically provided under Section 4(b) and (c)) if at the time of such appointment, any restrictions on the transferability of the shares so awarded currently remain in effect or remained in effect at any time during the twelve-month period immediately prior to such person's appointment to the Committee. The Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the awards to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan, other than, in each such case, determinations required in connection with awards granted pursuant to the terms of Section 4(b) and (c).

            (b) CERTAIN ADMINISTRATIVE PRINCIPLES. Without intending to limit the discretion of the Committee in exercising its judgment in accordance with Section 2(a), subject to Section 4(b) and (c) the Company currently anticipates that awards of shares of Common Stock under the Plan will be made to persons selected to participate by the Chief Executive Officer of Promus and approved by the Committee in accordance with Section 4(a), based, among other things, on individual performance both currently and over time, the impact of the individual's position within the Company on the long-term performance of the Company, and the individual's potential for advancement to positions of greater responsibility.

            (c) REDUCTION IN AWARDS. The Committee may provide in the terms of any award of restricted stock (other than awards under Section 4(b) and (c)) that the award will be decreased if the participant's grade level is reduced by the Company for performance, by reason of a change in job functions or responsibilities, or by reason of transfer to a different position during the term of the award. Shares that vested prior to the reduction in the grade level shall not be affected.

     3. SHARES SUBJECT TO PLAN. The shares issued under the Plan shall not exceed in the aggregate 1,600,000 shares of Common Stock. Such shares may be authorized and unissued shares or treasury shares. Any shares which are awarded hereunder and subsequently forfeited shall again be available under the Plan.

     4.     PARTICIPANTS

            (a) Subject to awards required by Sections 4(b) and (c) below, persons eligible to participate in the Plan shall be limited to key employees of the Company who are selected by the Chief Executive Officer of Promus and approved by the Committee and who, in the judgment of the Committee, make significant contributions to the Company. Members of the Board who are not also officers or employees of the Company shall not be eligible for selection or awards except as specifically provided in Section 4(b) and (c).

            (b) Each employee or non-employee director of the Company who prior to the merger (the "Merger") of Bass (U.S.A.) Hotels, Incorporated, a Delaware corporation ("Merger Sub"), with and into Holiday Corporation ("Holiday") pursuant to that certain Agreement and Plan of Merger among Holiday, Holiday Inns, Inc., the Company, Bass plc, Merger Sub and Bass (U.S.A.) Hotels, Incorporated, a Tennessee corporation, dated as of August 24, 1989, as amended, held restricted stock issued under Holiday's 1985 Restricted Stock Plan or 1981 Restricted Stock Incentive Plan (collectively, "Holiday Restricted Stock") shall, in lieu of receipt of shares of Promus stock that would have been issued in the spin-off distribution of Promus with respect to such Holiday Restricted Stock, be issued shares of restricted stock ("Replacement Shares") under this Plan subject to the following terms:

                    (1) Upon the consummation of the Merger each such employee or director shall hereby be issued, without the requirement of any additional act of the Committee, a number of Replacement Shares equal to the number of shares of unvested Holiday Restricted Stock that such employee held immediately prior to the consummation of the Merger.

                    (2) Such Replacement Shares shall be subject to the same terms as the Holiday Restricted Stock they replace, except that (i) the Replacement Shares shall vest based on continued employment only: any performance vesting requirements shall be deemed to have been met; (ii) vesting shall be based on continued employment with the Company or, with respect to non-employee directors of Promus, continued tenure as a member of the Board and all references to Holiday and its subsidiaries in the Holiday restricted stock agreement shall be deemed to be references to Promus and its subsidiaries; and (iii) only 50% of the unvested Replacement Shares shall vest upon death or disability of such employee or director.

                    (3) The Replacement Shares shall be evidenced by restricted stock agreements or certificates reflecting the terms of this Section 4(b).

                    (4) The Committee shall have full authority to implement this Section 4(b) in accordance with its terms and its implementation of this paragraph (b) shall be final, binding and conclusive upon the recipients of Replacement Shares, the Company and all other interested parties.

            (c) Each non-employee member of the Board shall receive an award of 1,000 restricted shares under the following terms:

                    (1) Each non-employee director of Promus who received Holiday Restricted Stock shall receive Replacement Shares under
            Section 4(b). Each non-employee member of the Board at the Spin-Off (as defined in the Merger Agreement) who did not receive Holiday Restricted Stock under Holiday's 1985 Restricted Stock Plan shall receive an award of 1,000 shares. Such shares shall vest in 100 share installments starting April 1, 1990 and on each April 1 thereafter until April 1, 1999, provided such person is a member of the Board on the vesting date.

                    (2) Any new non-employee member of the Board who is elected or appointed after the Effective Time and during the term of the Plan shall receive an award of 1,000 shares upon the effective date of his or her election or appointment. Such shares shall vest in 100 share installments on each April 1 starting the year following that person's election or appointment to the Board provided such person is a member of the Board on the vesting date.

                    (3) Unvested restricted shares granted to non-employee directors shall be forfeited when the director's Board service terminates, except all restricted shares shall vest upon: (a) a Change in Control (as defined in the Plan's administrative regulations); or (b) upon such person's death or disability (as determined by the Committee in its discretion).

                    (4) Except as specifically provided above, all other provisions of the Plan shall apply to such restricted shares including but not limited to the provisions of Section 9 of the Plan concerning adjustments that would be made to all restricted shares in the event of corporate changes.

     5. AWARDS. The Committee shall make awards of shares of Common Stock in accordance with terms and conditions set forth in restricted stock agreements ("Agreements") or participation certificates ("Participation Certificates") containing such terms and conditions (including those set forth below) consistent with the Plan as the Committee shall determine.

            (a) RESTRICTION PERIOD. At the time of each award (other than an award of Replacement Shares), the Committee shall determine the period during which the shares awarded shall be subject to the risks of forfeiture and other terms and conditions in the applicable Agreements or Participation Certificates. The Committee may at any time accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a participant. The Committee shall have authority to approve from time to time an award or awards of shares of Common Stock, not exceeding 200 shares per individual, to persons who are selected by the Chairman of the Board for special recognition based on superior past performance, such shares to be issued without risk of forfeiture.

            (b) CERTIFICATES. Each stock certificate issued in respect of shares awarded to a participant shall be deposited with Promus, or its designee, together with a stock power executed in blank by the participant, and may bear an appropriate legend disclosing the restrictions on transferability imposed on such shares by the Plan and the Agreements or Participation Certificates.

            (c) RESTRICTIONS UPON TRANSFER. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the restriction period applicable to such shares; PROVIDED that the right to vote shares awarded pursuant to the Plan may be assigned to a voting trust during the restriction period applicable to such shares so long as the Committee, in its sole and absolute discretion, approves such assignability of voting power in the grant of such shares. During the restriction period the participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends on such shares. If as a result of a stock dividend (whether in securities of the Company or of any other company), stock split, recapitalization, other adjustment in the stated capital of Promus, or as the result of a merger, consolidation, reclassification or other reorganization, or any other corporate transaction, Common Stock is increased, reduced, or otherwise changed, and by virtue thereof the recipient shall be entitled to new or additional or different shares, such shares shall be subject to the same terms, conditions and restrictions as the original shares.

            (d) LAPSE OF RESTRICTIONS. Each Agreement or Participation Certificate shall specify the terms and conditions upon which any restrictions upon any shares awarded under the Plan shall lapse. Upon the lapse of such restrictions, stock certificates evidencing such shares of Common Stock without the foregoing restrictive legend shall be issued to the participant or to his or her beneficiary or his or her estate as provided in Section 5(f). Each such new certificate shall bear such alternative legend, if any, as the Committee shall specify.

            (e) TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. In the event of the termination of a participant's employment or, with respect to a non-employee director, tenure as a director, as the case may be, for any reason (except as provided in Section 5(f) below and as may otherwise be provided in any Agreement or Participation Certificate) prior to the lapse of restrictions, all shares subject to unlapsed restrictions shall be forfeited by such participant to Promus without payment of any consideration by Promus or the Company, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares or stock certificates.

            (f) DEATH, DISABILITY OR RETIREMENT OF PARTICIPANTS. The Committee shall from time to time adopt policies and procedures applicable to awards that will govern the lapse or nonlapse of restrictions and the rights of participants and beneficiaries in the event of death, disability or retirement of participants. The Committee shall have authority to define disability and retirement and other terms, and the Committee's policies and procedures may differ with respect to awards granted at different times and with respect to awards granted to different persons. A participant's rights in the event of death, disability or retirement shall be set forth in the Agreement or Participation Certificate that evidences an award to the participant.

     6. RIGHTS TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any Agreement or Participation Certificate shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate at any time, with or without cause, the employment of such participant.

     7. WITHHOLDING. Whenever Promus proposes or is required to issue or transfer shares of Common Stock under the Plan, Promus shall have the right to withhold from sums due the recipient, or to require the recipient to remit to Promus, any amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements imposed with respect to such payments.

     8. NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and timing of such awards, and the terms and provisions of such awards and the Agreements or Participation Certificates) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, regardless of whether such persons are similarly situated.

     9. ADJUSTMENTS. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, reclassification, merger, consolidation, stock split-up, combination, exchange of shares or otherwise, the Committee may appropriately adjust the number and/or kind of shares which may be issued under the Plan and shall provide for such equitable adjustments in shares previously awarded and still subject to restrictions hereunder as the Committee, in its sole discretion, shall determine. Any decision of the Committee pursuant to the terms of this Section 9 shall be final, binding and conclusive upon the participants, the Company and all other interested parties.

     10. AMENDMENT. The Committee may terminate, modify or amend the Plan in such respect as it shall deem advisable, without obtaining approval from Promus's stockholders except as such approval may be required pursuant to Rule 16b-3. No termination, modification or amendment of the Plan may, without the consent of a participant, adversely affect a participant's rights under an award granted prior thereto.

     11. INDEMNIFICATION. Each person who is or has been a member of the Committee or the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by Promus against, and held harmless from, any loss, cost, liability, or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by Promus for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit, or proceeding, PROVIDED he or she will give Promus an opportunity, by written notice to the Committee, to defend the same at Promus's own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

     The Committee and the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company, the Committee or the Board in connection with the Plan.

     12. EFFECT ON OTHER PLANS. Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, and any awards made pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company, unless specifically provided in such other plan.

     13. DURATION OF THE PLAN. The Plan shall remain in effect until all shares awarded under the Plan are free of all restrictions imposed by the Plan and by Agreements or Participation Certificates, but no award shall be made more than ten years after the date the Plan is approved by the stockholders of Promus.

     14. EFFECTIVE DATE. The Plan was originally adopted by Promus's Board of Directors on 11/5/89 and by the stockholders of Promus on 11/5/89 and is to be effective as of 1/1/90.

                                        THE PROMUS COMPANIES INCORPORATED

                                        By:     /s/ Neil F. Barnhart
                                                --------------------------------

                                        Title:  Vice President
                                                --------------------------------